Exhibit 99.1
AMETEK Announces Three Acquisitions

– Magnetrol International Expands AMETEK’s Leading Level Measurement Solutions –
– Crank Software Provides Leading Graphical User Interface Design Capabilities –
– EGS Automation Enhances AMETEK Dunkermotoren’s Automation Solutions Portfolio –

BERWYN, PA, MARCH 29, 2021 – AMETEK, Inc. (NYSE: AME) today announced that it has completed three acquisitions – Magnetrol International, Crank Software and EGS Automation (EGS). Approximately $270 million was deployed on these acquisitions which have combined annual sales of approximately $120 million.

“We are pleased to welcome the Magnetrol, Crank Software and EGS teams to AMETEK,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Each of these businesses provide AMETEK with unique capabilities which strategically expand our presence in attractive growth areas. We continue to strengthen our portfolio through the acquisition of market-leading businesses with innovative, advanced technology solutions. We are pleased with this recent acquisition activity and continue to manage an active deal pipeline with exciting opportunities for growth.”

Magnetrol and Crank Software join AMETEK as part of its Electronic Instruments Group (EIG) – a leader in advanced analytical, monitoring, testing, calibrating and display instruments. EGS Automation joins AMETEK’s Electromechanical Group (EMG) – a differentiated supplier of thermal management systems, and automation and engineered solutions.

Magnetrol
Headquartered in Aurora, Illinois, Magnetrol is a leading provider of level and flow control solutions for challenging process applications across a diverse set of end markets including medical, pharmaceutical, oil and gas, food and beverage, and general industrial. Magnetrol’s portfolio of mission-critical products are designed to optimize processes, maximize yields, and ensure safety.

“Magnetrol is an excellent acquisition for AMETEK and nicely complements our Sensors, Test and Calibration (STC) business,” added Mr. Zapico. “Combined, Magnetrol and STC become an industry leading, differentiated sensor platform with a broad range of level and flow measurement solutions.”

Crank Software
Headquartered in Ottawa, Canada, Crank Software is a leading provider of embedded graphical user interface (GUI) software and services. Storyboard – the company’s flagship offering – is a premier, innovative solution that enables the design and development of customized user experiences in a wide range of embedded products. Crank Software also offers a unique and customizable set of professional services that takes customers from concept to completion in their GUI design and development cycle.

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“Crank Software is an exciting acquisition for AMETEK and an excellent addition to our growing portfolio of software solutions,” continued Mr. Zapico. “Their award-winning Storyboard platform and service capabilities are positioned well to capitalize on the accelerating demand for smart, digitally enabled devices across a variety of end markets.”

EGS Automation
Headquartered in Donaueschingen, Germany, EGS is an automation solutions provider that designs and manufactures highly engineered, customized robotic solutions used in critical applications for the medical, food and beverage, and general industrial markets.

“EGS nicely complements our AMETEK Dunkermotoren business with highly customizable engineering design and automation capabilities,” commented Mr. Zapico. “The combination of EGS and Dunkermotoren provides a broader suite of automation solutions and expands our presence in this attractive market.”

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales in 2020 of more than $4.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247

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